Exhibit 99.1

Mobiquity Technologies, Inc. Announces Reverse Stock Split and Extension from Nasdaq Hearings Panel

NEW YORK, August 4, 2023 (GLOBE NEWSWIRE) -- Mobiquity Technologies, Inc. (Nasdaq: MOBQ), a leading provider of next-generation data intelligence and advertising technology solutions, announces that it is implementing a 1-for-15 reverse stock split ("reverse split") of its common stock.

The reverse split is designed to maintain the Company's compliance with the minimum bid price requirement for listing its common stock on The Nasdaq Capital Market ("Nasdaq"). The Company filed an Amendment to its Certificate of Incorporation to effectuate the reverse split with the New York Secretary of State on August 2, 2023. Mobiquity Technology's common stock will begin trading on Nasdaq on a split-adjusted basis as of the market open on August 7, 2023, under the same "MOBQ" symbol. The new CUSIP number for the common stock following the reverse split will be 60743F607.

As previously disclosed on June 1, 2023, the Company received a delist letter from Nasdaq, stating non-compliance with the minimum $2,500,000 stockholders' equity requirement for continued listing, as specified in Nasdaq Listing Rule 5550(b). In response, the Company promptly requested a hearing with Nasdaq to present its plan to regain compliance.

Prior to the Nasdaq Hearing held on July 27, 2023, Mobiquity Technologies filed its second quarter Quarterly Report on Form 10-Q, demonstrating compliance with Listing Rule 5550(b) by exhibiting stockholders' equity exceeding the required $2,500,000. On July 31, 2023, the Company received a decision letter from the Nasdaq Hearings Panel, granting the requested extension through November 14, 2023, to demonstrate long-term compliance with stockholders' equity requirements.

In response to this positive development, Mobiquity's CEO, Dean Julia, expressed gratitude to the Nasdaq Hearings Panel for providing the Company with the opportunity to present their long-term compliance plan and for granting the requested extension. Julia stated, "We are also happy to let our shareholders know that we will continue to trade on the Nasdaq Stock Market while we execute our plan. The Company remains committed to delivering value to our shareholders and maintaining our position as a superior provider of data intelligence and advertising technology solutions.

About Mobiquity Technologies:

Mobiquity Technologies, Inc. (Nasdaq: MOBQ) is a leading provider of next-generation data intelligence and advertising technology solutions. The Company's innovative offerings empower businesses to unlock valuable insights and drive successful advertising campaigns in today's dynamic market. Mobiquity Technologies’ current platforms; Advangelists (www.advangelists.com) and MobiExchange (www.mobiexchange.com) provide programmatic advertising technologies, data insights on consumer behavior, automated ad copy and omni-channel delivery options. For more information, please visit: www.mobiquitytechnologies.com.

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Mobiquity Technologies, Inc. Investor Relations:

Columbia Marketing Group
Email: john@TheColumbiaMarketingGroup.com
Phone: 646-736-1900